Exhibit 14(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Experts”, “Senior Securities of PTMN” and to the use of our reports (a) dated February 26, 2019, with respect to the consolidated financial statements of Portman Ridge Finance Corporation (formerly known as “KCAP Financial, Inc.”) as of December 31, 2018 and for each of the two years in the period ended December 31, 2018 and (b) dated October 15, 2019 with respect to the senior securities table of Portman Ridge Finance Corporation, included in the Registration Statement (Form N-14 No. 333-239920) and related Prospectus of Portman Ridge Finance Corporation relating to the merger of Garrison Capital Inc. into Portman Ridge Finance Corporation.

/s/ Ernst & Young LLP

New York, New York

August 28, 2020